        Exhibit 10.1

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF STOCK UNIT AWARD
You have been granted stock units representing shares of common stock of Etsy, Inc. (the “Company”) on the following terms:
Name of Recipient:    [Name]
Total Number of Stock Units Granted:    [Total Units]
Date of Grant:    [Date of Grant]
Vesting Commencement Date:    [Vest Day]
Vesting Schedule:    [Vesting Schedule] In addition, these stock units will vest in full in the event of your death.
    Notwithstanding the foregoing, in the event that your continuous Service terminates due to a Qualifying Retirement (as defined in the Stock Unit Agreement) on or after the first anniversary of the Date of Grant and subject to your satisfaction of the other requirements set forth in the Stock Unit Agreement, all then-unvested stock units subject to this award will continue to vest pursuant to the original vesting schedule set forth above.
These stock units are granted under and governed by the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are incorporated into this document.
You agree to accept by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.
You further agree to comply with the Company’s Insider Trading Policy.
BY ACKNOWLEDGING AND ACCEPTING THIS NOTICE, THE STOCK UNIT AGREEMENT AND THE PLAN, YOU AGREE TO THE
TERMS AND CONDITIONS DESCRIBED IN THESE DOCUMENTS

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
STOCK UNIT AGREEMENT

Grant of Units
Subject to all of the terms and conditions set forth in the Notice of Stock Unit Award, this Stock Unit Agreement (the “Agreement”) and the Company’s 2015 Equity Incentive Plan (the “Plan”), the Company has granted to you the number of stock units set forth in the Notice of Stock Unit Award.
All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Stock Unit Award or the Plan.

Payment for Units	No payment is required for the stock units that you are receiving.
Vesting	The stock units vest in accordance with the vesting schedule set forth in the Notice of Stock Unit Award. No additional stock units will vest after your Service has terminated for any reason, except in the event of your death or Qualifying Retirement (as specified in the Notice of Stock Unit Award and/or below, as applicable).
Forfeiture	If your Service terminates for any reason, then your stock units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service. This means that any stock units that have not vested under this Agreement will be cancelled immediately. You receive no payment for stock units that are forfeited. The Company determines when your Service terminates for all purposes of your stock units.
Qualifying Retirement
If your Service terminates due to a Qualifying Retirement, then your unvested stock units set forth in the Notice of Stock Unit Award will continue to vest pursuant to the original vesting schedule. For purposes of this Award, “Qualifying Retirement” means your voluntary termination of Service, unless circumstances exist that would constitute cause, on or after the first anniversary of the Date of Grant and following (i) the date at which your combined age and years of Service with the Company or a Parent, Subsidiary, or an Affiliate equals or exceeds 70 (the “Rule of 70”), and (ii) for all Employees at the Vice President level and above, excluding officers for the purpose of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”), your provision of ninety (90) days’ advance written notice of your intention to voluntarily terminate your Service to both retirement@etsy.com and your manager.
Notwithstanding anything in this Agreement or the Plan to the contrary, for purposes of determining whether you satisfy the Rule of 70, “Service” means continuous employment as measured from your most recent date of hire or rehire only and includes partial years, but shall not include any service provided as a Consultant to the Company or a Parent, Subsidiary, or an Affiliate following a change in your status from Employee to Consultant.

Leaves of Absence and Part-Time Work
For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.
Settlement of Units
Each stock unit will be settled when it vests; provided, that in the event of a Change in Control in which Administrator determines to accelerate the vesting of the stock units upon the occurrence of such Change in Control in accordance with Section 9.3 of the Plan, then notwithstanding anything in Section 9.3 of the Plan to the contrary, your stock units will vest upon the occurrence of such Change in Control; provided, however, that if it is determined that the settlement of these stock units is not exempt from Code Section 409A, then these stock units will not be settled until the earliest of (i) the Change in Control, if such Change in Control constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5); (ii) the date these stock units would otherwise be settled pursuant to the terms of this Agreement, and (iii) your “separation of service” within the meaning of Section 409A of the Code.
At the time of settlement, you will receive one share of the Company’s common stock for each vested stock unit. The Company, in its sole discretion, may substitute an equivalent amount of cash. The amount of cash will be determined on the basis of the market value of the Company’s common stock at the time of settlement.
Without limiting the foregoing and to the extent that the settlement of these stock units is not exempt from Code Section 409A, shares of the Company’s common stock may be issued or withheld in accordance with Treasury Regulations Section 1.409A-3(j)(4)(vi) in order to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on such deferred compensation (the “FICA Amount”). Additionally, shares of the Company’s common stock may be issued or withheld at the time that the FICA tax is remitted to pay the associated income tax on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or, if applicable, foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, that the total value of shares issued or withheld pursuant to this paragraph may not exceed the aggregate value of the FICA Amount and the income tax withholding related to such FICA Amount.
No fractional shares will be issued upon settlement.

Section 409A
This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) and it is determined that settlement of these stock units is not exempt from Code Section 409A. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any stock units that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.
Each installment of stock units that vests is hereby designated as a separate payment for purposes of Code Section 409A.

Nature of Units	Your stock units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of common stock (or distribute cash) on a future date. As a holder of stock units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your stock units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your stock units are settled by issuing shares of the Company’s common stock.
Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any stock units. For instance, you may not use your stock units as security for a loan.
Beneficiary Designation	You may dispose of your stock units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form and must have been received before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested stock units that you hold at the time of your death.
Withholding Taxes	No stock certificates (or their electronic equivalent) or cash will be distributed to you unless you have paid any withholding taxes that are due as a result of the vesting or settlement of stock units. Withholding taxes will be paid (a) by the Company withholding shares of Company stock from those that otherwise would be issued to you when the stock units are settled, (b) if permitted by the Company, by the Company withholding cash from cash compensation otherwise payable to you or (c) if required at the Company’s discretion (or with the Company’s permission, at your election), by paying cash to the Company or by payment from the proceeds of the sale of shares through a Company-approved broker.
Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
Retention Rights	Your award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your stock units will be adjusted accordingly, as the Company may determine pursuant to the Plan.
Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then your stock units will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your stock units from Code Section 409A or (b) comply with Code Section 409A.
Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACKNOWLEDGING AND ACCEPTING THIS AGREEMENT, YOU AGREE TO ALL OF THE
TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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